Exhibit 99.1

INFOSPACE TO ACQUIRE TAXACT

Transaction Provides InfoSpace Strong Presence and Growth Opportunities in Online Consumer Tax Preparation

BELLEVUE, Wash. – January 9, 2012 – InfoSpace, Inc. (NASDAQ: INSP), a leader in online search, today announced that it has signed a definitive agreement to acquire TaxACT, a leading provider of online tax solutions, for $287.5 million in cash. The acquisition is subject to satisfaction of customary closing conditions and is expected to close in the first quarter of 2012.

“The acquisition of TaxACT is significant for our Company, and consistent with our capital deployment objectives,” said William J. Ruckelshaus, President and Chief Executive Officer of InfoSpace. “As a leading brand with a loyal, growing customer base and a sustained track record, TaxACT is well positioned to grow in the large and enduring tax preparation category. As the market continues its shift toward online ‘do-it-yourself’ tax preparation, we are confident that we can leverage our online expertise, TaxACT’s industry leading solutions, and the fantastic TaxACT management team to drive future growth. The financial benefits of this transaction are compelling and provide us ongoing flexibility to invest in our businesses to further enhance shareholder value.”

The transaction is expected to be immediately accretive to InfoSpace earnings per share, and year one return on share holder capital is expected to exceed 16%. For the twelve months ending September 30, 2011, TaxACT had revenues of $78.1 million and adjusted EBITDA of $37.8 million. For the twelve months ending September 30, 2011, InfoSpace and TaxACT together generated pro forma revenue of $290.0 million, pro forma adjusted EBITDA of $72.5 million, and pro forma non-GAAP net income of $45.6 million or $1.21 per diluted share.

Based in Cedar Rapids, Iowa, TaxACT is the second largest provider of online individual income tax solutions. With approximately 70 full-time employees, TaxACT participates in the large and growing $20 billion tax preparation market. The Company had more than five million tax filers last season, with the vast majority of those customers filing online.

TaxACT offers the only complete free federal tax solution for “everyone.” Its offerings include the free edition, deluxe edition, and state edition for individual tax filers, and TaxACT professional for businesses. TaxACT’s offerings are available through a secure online delivery system, complemented by available desktop downloads and extensive tax and IRS expertise.

“On behalf of the entire TaxACT team, I want to express my excitement as we partner with InfoSpace,” said JoAnn Kintzel, president of TaxACT. “We are committed to providing a superior customer experience and working hard to ensure that everyone is comfortable using the TaxACT products to complete their federal tax returns for free. We have the right tools, tremendous in-house expertise, and an established consumer following. With the support of InfoSpace, we are confident that we can further strengthen our position and capitalize on the substantial opportunities in the market for online tax preparation.”

InfoSpace will fund the acquisition through a combination of cash on hand and debt, having secured a commitment for approximately $95 million of financing in connection with this transaction. The combined company is expected to have a solid balance sheet with an estimated cash and short term investments in excess of $90 million.

Upon completion of the acquisition, 2nd Story Software, the operating company for the TaxACT business, will become a wholly-owned subsidiary of InfoSpace, and will continue operations in Cedar Rapids, Iowa as a standalone business unit led by the TaxACT management team. TA Associates, the majority shareholder of the TaxACT business, will sell its full holdings as part of this transaction.

Conference Call and Webcast

InfoSpace will host a conference today at 5:30 a.m. Pacific time / 8:30 a.m. Eastern time to discuss the acquisition of TaxACT. The live webcast and a set of slides with additional information can be accessed in the Investor Relations section of the Company’s website, at http://www.infospaceinc.com.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace’s proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile(R) (www.dogpile.com), InfoSpace.com(R) (www.infospace.com), MetaCrawler(R) (www.metacrawler.com), WebCrawler(R) (www.webcrawler.com), and WebFetch(R) (www.webfetch.com). InfoSpace’s metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an innovative online search engine optimization tool, WebPosition(R) (www.webposition.com). Additional information may be found at www.infospaceinc.com.

About TaxACT

TaxACT, is a privately held company founded in 1998 and critically acclaimed as a leader in developing affordable tax preparation software and Web-based services directly for consumers. TaxACT was the first to offer free Federal tax software and free e-file to all American taxpayers in the 2005 tax season. TaxACT is the 2nd most visited online destination for tax preparation services. Since 2000, TaxACT Online has assisted with more than 20 million e-filed federal returns. TaxACT is also the only Web-based tax planning and preparation product to offer a year-round tax preparation solution, with Preview Versions released in October and Final Versions released in January. Learn more about TaxACT individual, business and professional products at www.taxact.com and in the Press Center at www.taxact.com/press.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, and other marks are trademarks of InfoSpace, Inc. TaxACT and 2nd Story Software are trademarks of 2nd Story Software, Inc.

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Investor Contact:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and which may differ significantly from actual results due to various risks and uncertainties including, but not limited to: general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services and related costs; the successful execution of the Company’s strategic initiatives, business integration plans, operating plans, and marketing strategies. A more detailed description of these and certain other factors that could affect actual results is included in InfoSpace, Inc.’s most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. InfoSpace, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

InfoSpace, Inc.

Reconciliations of Non-GAAP Financial Measures to the Nearest Comparable GAAP Measure

Pro Forma Adjusted EBITDA Reconciliation (1)

(Unaudited)

(Amounts in thousands)

	12 Months Ended September 30, 2011
	INSP	TaxAct	Pro Forma Combined
GAAP pro forma net income (2)	$13,798	$16,487	$30,285
Discontinued operations	11,579	—	11,579
Depreciation and amortization of intangible assets	9,480	752	10,232
Stock-based compensation	11,560	35	11,595
Other loss (income), net (3)	(19,125)	11,658	(7,467)
Pro forma income tax expense (4)	7,429	8,877	16,306

Adjusted pro forma EBITDA (5)	$34,721	$37,809	$72,530

InfoSpace, Inc.

Reconciliations of Non-GAAP Financial Measures to the Nearest Comparable GAAP Measure

Pro Forma Non-GAAP Net Income Reconciliation (1)

(Unaudited)

(Amounts in thousands, except per share amounts)

	12 Months Ended September 30, 2011
	INSP	TaxAct	Pro Forma Combined
GAAP pro forma net income (2)	$13,798	$16,487	$30,285
Discontinued operations	11,579	—	11,579
Other non-recurring loss (income), net (6)	(18,965)	7,083	(11,882)

Pro forma income from continuing operations net of non-recurring loss (income), net	6,412	23,570	29,982
Pro forma non-cash income tax expense from continuing operations net of non-recurring loss (income), net (7)	7,384	8,228	15,612

Pro forma Non-GAAP net income (5)	$13,796	$31,798	$45,594

Income from continuing operations net of non-recurring loss (income), net - diluted	$0.17	$0.62	$0.79
Non-cash income tax expense from continuing operations net of non-recurring loss (income), net - diluted (5)	$0.19	$0.23	$0.42

Non-GAAP net income per share - diluted (5)	$0.36	$0.85	$1.21

(1)

InfoSpace’s and TaxACT’s Pro forma adjusted EBITDAs are calculated by adjusting net income (loss) determined in accordance with generally accepted accounting principles (“GAAP”), less pro forma interest imputed on the debt incurred related to the acquisition of TaxACT’s operations and pro forma income tax expense, to exclude the effects of discontinued operations (including loss from discontinued operations, net of taxes, and loss on sale of discontinued operations, net of taxes), pro forma income taxes, depreciation, amortization of intangible assets, stock-based compensation expense, and other loss (income), net (which includes such items as litigation settlements, adjustments to the fair values of contingent liabilities related to business combinations, gains on resolutions of contingencies, interest income, foreign currency gains or losses, certain transaction expenses, and gains or losses from the disposal of assets), as detailed above. InfoSpace’s management believes that Pro forma adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses and gains that management believes are not indicative of its core business operating results. InfoSpace uses Adjusted EBITDA, which is a non-GAAP financial measure, for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. InfoSpace believes that Adjusted EBITDA is a common measure used by investors and analysts to evaluate its performance, that it provides a more complete understanding of the results of operations and trends affecting the Company’s business when viewed together with GAAP results, and that management and financial statement users benefit from referring to this non-GAAP financial measure. Accordingly, InfoSpace also believes that the presented Pro forma adjusted EBITDA is meaningful information for financial statement users.

InfoSpace’s and TaxACT’s Pro forma non-GAAP net incomes are calculated by adjusting Pro forma GAAP net income, less pro forma interest imputed on the debt incurred related to the acquisition of TaxACT’s operations and pro forma income tax expense, to exclude the effects of discontinued operations (including loss from discontinued operations, net of taxes, and loss on sale of discontinued operations, net of taxes) and the non-cash portion of income tax expense from pro forma continuing operations. The non-cash portion of income tax expense from pro forma continuing operations represents a reduction to cash taxes payable associated with the utilization of deferred tax assets, which are primarily comprised of U.S. federal net operating losses. Due to the Company’s continued ability to offset a substantial portion of its cash tax liabilities through 2020 provided by these deferred tax assets, management believes that excluding the non-cash portion of income tax expense from pro forma continuing operations and the effects of discontinued operations from its Pro forma GAAP net income provides meaningful supplemental information to financial statement users regarding the Company’s performance and the valuation of its business. Accordingly, InfoSpace also believes that the presented Pro forma non-GAAP net income is meaningful information for financial statement users.

Pro forma adjusted EBITDA and Pro forma non-GAAP net income should be evaluated in light of the Company’s financial results prepared in accordance with GAAP, and should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income.

These non-GAAP financial measures presented, both Pro forma adjusted EBITDA and Pro forma non-GAAP net income, for the combined entities InfoSpace and TaxACT, do not necessarily reflect the results of operations that would have existed had InfoSpace operated those organizations as a combined business.

(2)	As presented in the Condensed Consolidated Statements of Operations (unaudited) for InfoSpace and the unaudited consolidated statement of earnings for TaxACT’s operations.
(3)

Other loss (income), net for InfoSpace primarily consists of litigation settlements, adjustments to the fair values of contingent liabilities related to business combinations, gains on resolutions of contingencies, interest income, foreign currency gains or losses, and gains or losses from the disposal of assets. The amount for TaxACT includes expenses incurred related to the H&R Block failed transaction process and pro forma interest expense imputed on debt.

(4)	The amounts are computed at the statutory rate of 35 percent.
(5)	Amounts previously disclosed have been revised to reflect the effect of classifying InfoSpace’s Mercantila e-commerce business as discontinued operations.
(6)	The amount for InfoSpace represents a gain on a litigation settlement. The amount for TaxACT represents expenses incurred related to the H&R Block failed transaction process.
(7)	The amounts are computed at the statutory rate of 35 percent, less 2 percent alternative minimum tax payments.